Exhibit 5.2

FedEx Office and Print Services, Inc.

7900 Legacy Drive

Plano, Texas 75024

October 23, 2015

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

FedEx Corporation, a Delaware corporation (the “Company”), FedEx Office and Print Services, Inc., a Texas corporation (“FedEx Office”), and the other subsidiary guarantors named in the Registration Statement (defined below) have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-207036) (the “Registration Statement”) and a prospectus supplement dated October 20, 2015 (the “Prospectus Supplement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities including $1,250,000,000 aggregate principal amount of the Company’s 4.750% Notes due 2045 (the “Notes”) and the related joint and several guarantees of the Notes (the “Guarantees”).  The Notes and the Guarantees are to be issued pursuant to the provisions of a base indenture, dated as of October 23, 2015, between the Company, the guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by supplemental indenture no. 1, dated as of October 23, 2015, between the Company, the Guarantors and the Trustee (“Supplemental Indenture No. 1”) (the Base Indenture and Supplemental Indenture No. 1 are collectively referred to herein as the “Indenture”), and are to be sold pursuant to the Underwriting Agreement dated October 20, 2015, among the Company, the subsidiary guarantors named therein and the several underwriters named in Schedule A thereto (the “Underwriting Agreement”).

I am the Senior Vice President and General Counsel of FedEx Office and have acted as counsel to FedEx Office in connection with the issuance and delivery by FedEx Office of its Guarantee of the Notes (the “FedEx Office Guarantee”).

In connection with the opinions expressed below, I have examined, or caused to be examined by attorneys under my supervision, originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Prospectus Supplement, the Indenture, the FedEx Office Guarantee, the Underwriting Agreement, FedEx Office’s certificate of formation and bylaws, and such agreements, documents, certificates and statements of government officials and other papers as I have deemed necessary or advisable as a basis for such opinions.  In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents.  In making our examination of executed documents and documents to be executed, I have assumed (i) that the parties thereto (other than FedEx Office) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties.  As to any facts material to the opinions expressed herein, which I have not independently established or verified, I have relied upon statements and representations of officers and representatives of FedEx Office.

Based upon the foregoing, it is my opinion that:

1.                                      FedEx Office is a corporation validly existing and in good standing under the laws of the State of Texas.

2.                                      FedEx Office has the corporate power to (a) enter into and perform its obligations under the Indenture and (b) create, enter into and perform its obligations under the FedEx Office Guarantee.

3.                                      Each of the Indenture and the FedEx Office Guarantee has been duly and validly authorized, executed and delivered by FedEx Office.

I am qualified to practice law in the State of Texas, and the foregoing opinion is limited to the laws of the State of Texas.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company and Federal Express Corporation on the date hereof and its incorporation by reference into the Registration Statement.  In addition, I further consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement.  In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Davis Polk & Wardwell LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

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This opinion is expressed as of the date hereof and I undertake no, and disclaim any, obligation to advise you (or any third party) of any subsequent change in or development of law or fact that might affect the matters, conclusions, statements or opinions set forth herein.

Sincerely,

FedEx Office and Print Services, Inc.

/s/ Kimble H. Scott
Kimble H. Scott
Senior Vice President and General Counsel